Exhibit 10.1

100 Pearl Street,	800.248.7971	VIRTUS.COM
Hartford, CT 06103

April 1, 2014

Mr. Barry M. Mandinach	(Revised 4/4/2014)

Apt. 28B, 200 West 67th Street

New York, NY 10023

Dear Barry:

We are pleased to extend an offer of employment for an executive officer position of Executive Vice President, Head of Distribution with Virtus Investment Partners, Inc., reporting directly to George Aylward, President and Chief Executive Officer. Your start date is anticipated to be April 8, 2014. The structure of the offer is as follows:

Base Salary:	A base salary of $16,666.67 per semi-monthly pay period, annualized to be $400,000. For the first twelve months of employment, you will receive an additional housing stipend of $1,041.67 per semi-monthly pay period, annualized to be $25,000. This is to assist you in obtaining supplemental housing in the Hartford area. In addition, for the six months following your start date with the Company, we will reimburse reasonable expenses associated with temporary housing and transportation to and from our offices in Hartford.

Annual Incentives:

You will be eligible to participate in the Virtus incentive plans available to other senior executives. You will be eligible to participate in the Annual Incentive Plan (AIP) and for 2014 you will be guaranteed a minimum award of $1,800,000 or the actual award as approved by the Compensation Committee of the Board of Directors, whichever is greater. 2014 AIP awards are anticipated to be paid on or about March 15, 2015. You must be actively employed and in good standing at the time of payout in order to receive any of the Annual Incentive Awards referenced in this letter. Notwithstanding the foregoing, you will receive the 2014 Annual Incentive Award, and the balance of your first year’s salary, if you are involuntarily terminated prior to March 16, 2015, other than for the following reasons: (a) your death or disability (in the event of your death or disability, as defined in Virtus’ Annual Incentive Plan documents, you will be paid in accordance with that Plan); or (b) any conduct by you that is materially detrimental to Virtus’ interests, including but not limited to: (i) your conviction or plea or nolo contendere to a felony or to a lesser crime involving fraud or moral turpitude; (ii) an act of misconduct (including, without limitation, a violation of the Code of Conduct or comparable document of which you have notice of Virtus or of any affiliate): (iii) your unsatisfactory performance, after reasonable notice and opportunity to cure; (iv) your failure to obtain or maintain any license or other authority to enable you legally to perform your job; (v) your becoming subject, permanently or temporarily, to any of the restrictions set forth in Section 9(a) or Section 9(b) of the Investment Company Act of 1940 as amended (the “1940 Act”) or (vi) your failure or refusal to perform legal directives of the Chief Executive Officer of Virtus. The determination of whether or not your termination was for any such reason will be determined in the sole reasonable discretion of Virtus.

Beginning in 2015, you will also be eligible to participate in the Long-Term Incentive Plan (LTIP) with a target award of $400,000 issued in performance share units (PSUs). Following the end of the performance periods, the results are certified and the PSU’s are adjusted by a plan performance factor of 50% at threshold and 200% at maximum, and then converted to RSU’s with cliff vesting which will occur on March 15, 2018.

Securities distributed by VP Distributors, Inc.

100 Pearl Street,	800.248.7971	VIRTUS.COM
Hartford, CT 06103

Sign On Awards:

Within 30 days of your start date, you will receive an initial sign on cash bonus of $100,000. You will be required to repay the award if you voluntarily terminate your employment or are involuntarily terminated for the reasons specified above in clause (b) of the Annual Incentives paragraph within twelve months of employment. Within 30 days following the date of your one year anniversary, you will receive an additional sign-on cash bonus of $100,000. Bonus awards are paid less required withholdings. You must be actively employed and in good standing at the time of payout to receive each of these Sign On Awards.

On the first eligible grant date after your hire in 2014, you will receive a sign-on equity grant of $500,000. The grant will be awarded as Restricted Stock Units with three year cliff vesting. In addition, we will recommend to the Board of Directors that you be awarded a second grant of $400,000 on the first eligible grant date after your one year anniversary. This grant will be awarded as Restricted Stock Units with ratable vesting over a three year period, with one-third of the Grant vesting on each of the first three anniversaries of the grant date, subject to the terms of the applicable documents.

Benefit Plans:	You will be eligible for Virtus benefit plans including: medical, dental, vision, disability, group term life insurance, Employee Stock Purchase Plan, the Savings and Investment Plan (a 401(k) retirement plan), and vacation. Virtus retains the right to change benefit plans at any time.

Severance:	We will recommend that the Board of Directors approve your participation in the Executive Severance Plan that is in place for senior executives, effective March 16, 2015.

Non-Solicitation:	While employed by Virtus and for a period of twelve months immediately following termination from the company, regardless of the reason termination occurs, whether voluntary or involuntary, you will not solicit nor will you assist any other person to hire or solicit for hiring any employee of Virtus or any of its affiliates. Neither will you seek to persuade any employee of Virtus or any of its affiliates to discontinue employment with the company other than in the good faith performance of your responsibilities as an officer of Virtus. An employee of Virtus or one of its affiliates is defined as any individual who is so employed during your employment by Virtus and, following the termination of your employment any individual who was so employed on the termination date or at any time during the preceding twelve months prior to the termination.

Our offer of employment is made in good faith; however, it is contingent upon the successful fulfillment of our employment screening process which includes a background investigation. Your employment is also contingent on the obtainment and maintenance of FINRA licenses, specifically including the Series 3 license, required in accordance with Virtus’ compliance policy (document attached). If you do not currently hold the required license(s), you must obtain them within 6 months of employment. Failure to obtain required licenses may result in corrective action up to and including termination of employment. This offer is subject to any required Compensation Committee approval.

If you accept this offer of employment, please review and sign the Acceptance of Employment Offer below and return it by confidential fax to (860) 241-1097 or via email scan to mardelle.pena@virtus.com no later than Friday, April 4, 2014.

Barry, we look forward to you joining our team. Please contact me at (860) 263-4830 if you have any questions.

Sincerely,

/s/ Mardelle W. Peña

Mardelle W. Peña

Senior Vice President

Human Resources

Securities distributed by VP Distributors, Inc.

100 Pearl Street,	800.248.7971	VIRTUS.COM
Hartford, CT 06103

ACCEPTANCE OF EMPLOYMENT OFFER

I hereby accept employment based on the conditions described in this offer letter. I also understand that the representations in this letter and in my meetings with Virtus should not be construed in any manner as a proposed contract for any fixed term. I further understand that I am employed as an at-will employee, meaning Virtus or I may terminate my employment at any time with or without cause.

I also understand that a condition of employment includes the acknowledgement and signing of the Virtus Code of Conduct, Conflict of Interest, and Confidentiality agreements and any other forms and processes as required by the Virtus Compliance Department. Furthermore, I understand that I may not use or disclose confidential information of my prior employer in connection with my employment with Virtus.

Also, as a condition of employment, I hereby indemnify Virtus Investment Partners, Inc. from any loss or expense (including reasonable attorney’s fees) that may be incurred as a result of any wilful breach by me of any agreement between me and UBS.

I understand that any questions I may have regarding the details of this offer should be addressed with my manager and/or Human Resources.

I understand that according to federal law, all individuals who are hired must, as a condition of employment, produce certain documentation to verify their identity and work authorization. As a consequence, I understand that any offer of employment will be contingent on my ability to produce the required documentation within the time period stated by law.

/s/ Barry M. Mandinach
Barry M. Mandinach

April 4, 2014

Date

Fax to:

Mardelle Peña – 860-241-1097 (Direct and Confidential)

Or

Image as PDF & Email to:     mardelle.pena@virtus.com

Securities distributed by VP Distributors, Inc.